EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 24, 2009
PAYCHEX, INC. REPORTS FISCAL 2009 RESULTS
June 24, 2009
FISCAL 2009 HIGHLIGHTS
•	Total revenue increased 1% to $2.1 billion.

•	Service revenue increased 4% to $2.0 billion.

•	Operating income decreased 3% to $805.2 million, as combined interest on funds held for clients and investment income decreased 48%.

•	Operating income, net of certain items, increased 5% to $729.7 million.

•	Net income decreased 7% to $533.5 million, while diluted earnings per share decreased 5% to $1.48 per share.

•	Cash flow from operations was $688.8 million.

•	Dividends paid to shareholders were $447.7 million.
     ROCHESTER, NY, June 24, 2009 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $2.1 billion for the fiscal year ended May 31, 2009 (“fiscal 2009”), a 1% increase over the prior fiscal year. Net income decreased 7% to $533.5 million and diluted earnings per share decreased 5% to $1.48 per share.
     “Fiscal 2009 was one of the most challenging years in Paychex history. We were faced with many difficulties including the weakest economic conditions we have ever experienced, a severe credit crisis, and extremely low investment rates of return on our funds held for clients. Despite this, our team responded well to the challenge by delivering record levels of operating income, net of certain items. In addition, despite this volatile period, we continued to grow revenue, expand our operating margins, invest in our business, and provide excellent customer service,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     “Our financial position remains strong with cash and total corporate investments increasing approximately $140 million during fiscal 2009. We generated this growth while paying 84% of our net income in dividends to our stockholders,” added Mr. Judge.
     Payroll service revenue increased 1% over the prior fiscal year to $1.5 billion. The increase was primarily due to our annual price increase and growth in the utilization of ancillary payroll services, offset by weak economic conditions that adversely impacted revenue growth. Weak economic conditions resulted in a year over year decrease of 3.1% in our client base, a 2.9% decrease in checks per client, a 19% decrease in new client sales from new business starts, and a 17% increase in clients lost due to companies going out of business or no longer having any employees. As of May 31, 2009 and May 31, 2008, 93% of our clients utilized our payroll tax administration services, and nearly all of our new clients purchase these services. Employee payment services utilization was 75% as of May 31, 2009 compared to 73% as of May 31, 2008, with over 80% of our new clients selecting these services.
     Human Resource Services revenue increased 11% to $523.6 million for fiscal 2009. Growth in these services was generated from the following: comprehensive human resource outsourcing services clients increased 10% to 18,000 with client employees increasing 3% to 453,000; workers’ compensation insurance clients increased 6% to 77,000, and retirement services clients increased 2% to 50,000. Health and benefits services revenue, our newest offering, grew 70% to $20.9 million for fiscal 2009.
     Human Resource Services revenue growth was adversely impacted by weak economic conditions with the most significant impact in retirement services and comprehensive human resource outsourcing services. Retirement services revenue growth for fiscal 2009 was negatively affected by $8.9 million due to a decline in the asset value of the retirement services client employees’ funds, which decreased 12% to $8.5 billion, and a shift in client employees’ retirement portfolios to investments earning lower fees from external fund managers. Comprehensive human resource outsourcing services revenue growth was adversely impacted by fewer employees per client, decreasing revenue by $8.7 million for fiscal 2009. Offsetting some of the above revenue declines was $12.4 million of retirement services billings for client plan restatements during fiscal 2009 that are required by law approximately every ten years.

     For fiscal 2009, our operating income was $805.2 million, a decrease of 3% from the prior fiscal year. Operating income, net of certain items (see Note 1 on page 4 for further discussion of this non-GAAP financial measure) increased 5% to $729.7 million for fiscal 2009 as compared to $696.5 million for the prior fiscal year.

	For the three months ended			For the twelve months ended
	May 31,			May 31,
			%			%
$ in millions	2009	2008	Change	2009	2008	Change

Operating income	$174.3	$197.8	(12%)	$805.2	$828.3	(3%)
Excluding: Interest on funds held for clients	(15.1)	(31.4)	(52%)	(75.5)	(131.8)	(43%)

Operating income, net of certain items	$159.2	$166.4	(4%)	$729.7	$696.5	5%
     We continue to follow our investment strategy of maximizing liquidity and protecting principal. With the turmoil in the financial markets, this translates to significantly lower yields on high quality instruments, impacting our income earned on funds held for clients and corporate investments. For fiscal 2009, interest on funds held for clients decreased 43% to $75.5 million due to lower average interest rates earned, lower average investment balances, and lower realized gains on the sale of available-for-sale securities. Overall economic factors, which have negatively impacted our client base, decreased average investment balances by 3% for fiscal 2009. Average investment balances for the three months ended May 31, 2009 (the “fourth quarter”), which deteriorated 9%, were also impacted by the American Recovery and Reinvestment Act of 2009 (the “2009 economic stimulus package”) generating lower tax withholdings for client employees. Investment income decreased 74% to $6.9 million primarily due to lower average interest rates earned and lower average investment balances, which resulted from the funding of the stock repurchase program that was completed in December 2007.
     Average investment balances and interest rates are summarized below:

	For the three months ended		For the twelve months ended
	May 31,		May 31,
$ in millions	2009	2008	2009	2008

Average investment balances:
Funds held for clients	$3,395.9	$3,729.4	$3,323.3	$3,408.9
Corporate investments	$607.4	$471.7	$538.2	$716.7

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.7%	3.1%	2.2%	3.7%
Corporate investments	0.7%	2.8%	1.4%	3.7%

Net realized gains:
Funds held for clients	$0.3	$2.6	$1.1	$6.4
Corporate investments	$—	$—	$—	$—
     Our exposure has been minimized in the current investment environment as the result of our policies of investing primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting the amounts that can be invested in any single issuer. All the investments held as of May 31, 2009 are traded in active markets.
     As of May 31, 2009, we had no exposure to variable rate demand notes or prime money market funds.  Our current primary short-term investment vehicle is United States (“U.S.”) agency discount notes. We have no exposure to auction rate securities, sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage interest rate risk.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $66.7 million as of May 31, 2009, compared with a net unrealized gain of $24.8 million as of May 31, 2008. During fiscal 2009, the investment portfolios ranged from a net unrealized loss of $15.2 million to a net unrealized gain of $86.6 million. The net unrealized gain of our investment portfolios was approximately $56.3 million as of June 19, 2009.

FOURTH QUARTER FISCAL 2009 HIGHLIGHTS
     Our results for the fourth quarter of fiscal 2009 fully reflect the weak economic conditions, which impacted earlier quarters to a lesser degree. Checks per client declined 5.2% for the fourth quarter, compared to 4.3% for the third quarter and 2.9% for the full year. Below is a summary of our fourth quarter financial results:
•	Payroll service revenue decreased 5% to $347.9 million while Human Resource Services revenue increased 9% to $132.9 million.

•	Total revenue decreased 4% to $495.9 million.

•	Operating income decreased 12% to $174.3 million, and operating income, net of certain items, decreased 4% to $159.2 million.

•	Operating income, net of certain items, was 33.1% of service revenue for the fourth quarter compared to 34.1% for the same period last year.

•	Net income and diluted earnings per share decreased 16% to $113.8 million and $0.32 per share, respectively.
OUTLOOK
     Our current outlook for the fiscal year ending May 31, 2010 (“fiscal 2010”) is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Comparisons to fiscal 2009 quarters are expected to improve as fiscal 2010 progresses. Projected changes in revenue and net income for fiscal 2010 are as follows:

	Low		High
Payroll service revenue	(5%)	—	(3%)
Human Resource Services revenue	3%	—	6%
Total service revenue	(4%)	—	(1%)
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	(4%)	—	(1%)
Investment income, net	(35%)	—	(30%)
Net income	(12%)	—	(10%)
     Operating income, net of certain items, as a percentage of service revenue is expected to range from 34% to 35% for fiscal 2010. The effective income tax rate is expected to approximate 35% for fiscal 2010. The higher tax rate in fiscal 2010 is driven by higher state income tax rates resulting from state legislative changes.
     Interest on funds held for clients and investment income for fiscal 2010 are expected to be impacted by interest rate volatility. Interest on funds held for clients will be further impacted by a projected 5% decline in average invested balances, with most of the effect in the first half of fiscal 2010. This decline is largely the result of the 2009 economic stimulus package generating lower tax withholdings for client employees. The Federal Funds rate dropped significantly in fiscal 2009 from 2.00% as of May 31, 2008, to a range of zero to 0.25% as of May 31, 2009. As of May 31, 2009, the long-term investment portfolio had an average yield-to-maturity of 3.3% and an average duration of 2.5 years. In the next twelve months, slightly less than 20% of this portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.40%. Based upon current interest rate and economic conditions, we expect interest on funds held for clients and investment income to (decrease)/increase by the following amounts in the respective quarters of fiscal 2010:

	Interest on funds held	Investment income,
Fiscal 2010	for clients	net

First quarter	(45%)	(70%)
Second quarter	(35%)	(40%)
Third quarter	(20%)	10%
Fourth quarter	(15%)	50%

Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, for the periods presented excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 25, 2009 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
CURRENT REPORT ON FORM 8-K
     We will file a Current Report on Form 8-K (“Form 8-K”) by the close of business on the same day as this press release is issued, and this will be available at www.paychex.com. The Form 8-K will furnish as exhibits this press release and a preliminary Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”). This press release should be read in conjunction with the preliminary MD&A. The MD&A furnished with the Form 8-K is preliminary and is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the SEC. We expect to file our fiscal 2009 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days following our May 31, 2009 fiscal year-end. The fiscal 2009 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and final MD&A that will satisfy the requirements of Item 303 of Regulation S-K.
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 554,000 payroll clients nationwide as of May 31, 2009. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of penalties and losses resulting from errors and omissions in performing services;

•	the possible inability of our clients to meet their payroll obligations;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,		%	May 31,		%
	2009	2008	Change	2009	2008	Change

Revenue:
Payroll service revenue	$347,913	$365,455	(5%)	$1,483,671	$1,462,749	1%
Human Resource Services revenue	132,946	122,382	9%	523,634	471,787	11%

Total service revenue	480,859	487,837	(1%)	2,007,305	1,934,536	4%
Interest on funds held for clients (1)	15,074	31,391	(52%)	75,454	131,787	(43%)

Total revenue	495,933	519,228	(4%)	2,082,759	2,066,323	1%

Expenses:
Operating expenses	166,872	167,973	(1%)	680,518	660,735	3%
Selling, general and administrative expenses	154,747	153,451	1%	597,041	577,321	3%

Total expenses	321,619	321,424	—	1,277,559	1,238,056	3%

Operating income	174,314	197,804	(12%)	805,200	828,267	(3%)

Investment income, net (1)	825	3,211	(74%)	6,875	26,548	(74%)

Income before income taxes	175,139	201,015	(13%)	812,075	854,815	(5%)

Income taxes	61,335	65,531	(6%)	278,530	278,670	—

Net income	$113,804	$135,484	(16%)	$533,545	$576,145	(7%)

Basic earnings per share	$0.32	$0.38	(16%)	$1.48	$1.56	(5%)

Diluted earnings per share	$0.32	$0.38	(16%)	$1.48	$1.56	(5%)

Weighted-average common shares outstanding	360,892	360,420		360,783	368,420

Weighted-average common shares outstanding, assuming dilution	361,034	361,053		360,985	369,528

Cash dividends per common share	$0.31	$0.30	3%	$1.24	$1.20	3%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	May 31,	May 31,
	2009	2008

ASSETS
Cash and cash equivalents	$472,769	$164,237
Corporate investments	19,710	228,727
Interest receivable	27,722	34,435
Accounts receivable, net of allowance for doubtful accounts	177,958	184,686
Deferred income taxes	10,180	7,274
Prepaid income taxes	2,198	11,236
Prepaid expenses and other current assets	27,913	27,231

Current assets before funds held for clients	738,450	657,826
Funds held for clients	3,501,376	3,808,085

Total current assets	4,239,826	4,465,911
Long-term corporate investments	82,234	41,798
Property and equipment, net of accumulated depreciation	274,530	275,297
Intangible assets, net of accumulated amortization	76,641	74,500
Goodwill	433,316	433,316
Deferred income taxes	16,487	13,818
Other long-term assets	4,381	5,151

Total assets	$5,127,415	$5,309,791

LIABILITIES
Accounts payable	$37,334	$40,251
Accrued compensation and related items	135,064	132,589
Deferred revenue	9,542	10,326
Deferred taxes	17,159	—
Litigation reserve	20,411	22,968
Other current liabilities	44,704	47,457

Current liabilities before client fund obligations	264,214	253,591
Client fund obligations	3,437,679	3,783,681

Total current liabilities	3,701,893	4,037,272
Accrued income taxes	25,730	17,728
Deferred income taxes	12,773	9,600
Other long-term liabilities	45,541	48,549

Total liabilities	3,785,937	4,113,149

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 360,976 shares as of May 31, 2009, and 360,500 shares as of May 31, 2008, respectively	3,610	3,605
Additional paid-in capital	466,427	431,639
Retained earnings	829,501	745,351
Accumulated other comprehensive income	41,940	16,047

Total stockholders’ equity	1,341,478	1,196,642

Total liabilities and stockholders’ equity	$5,127,415	$5,309,791

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the twelve months ended
	May 31,	May 31,
	2009	2008

OPERATING ACTIVITIES
Net income	$533,545	$576,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	85,772	80,614
Amortization of premiums and discounts on available-for-sale securities	22,956	19,033
Stock-based compensation costs	25,707	25,434
(Benefit)/provision for deferred income taxes	(1,866)	3,713
Provision for allowance for doubtful accounts	2,910	3,044
Net realized gains on sales of available-for-sale securities	(1,135)	(6,450)
Changes in operating assets and liabilities:
Interest receivable	6,713	19,189
Accounts receivable	3,818	(800)
Prepaid expenses and other current assets	8,356	(5,080)
Accounts payable and other current liabilities	(10,049)	2,715
Net change in other assets and liabilities	12,044	7,112

Net cash provided by operating activities	688,771	724,669

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(16,365,721)	(79,919,857)
Proceeds from sales and maturities of available-for-sale securities	17,958,518	81,568,872
Net change in funds held for clients’ money market securities and other cash equivalents	(1,101,371)	(581,738)
Purchases of property and equipment	(64,709)	(82,289)
Proceeds from sales of property and equipment	618	716
Acquisition of businesses, net of cash acquired	(6,466)	(32,940)
Purchases of other assets	(16,407)	(19,599)

Net provided by investing activities	404,462	933,165

FINANCING ACTIVITIES
Net change in client fund obligations	(346,002)	(198,649)
Repurchases of common stock	—	(999,999)
Dividends paid	(447,732)	(442,146)
Proceeds from and excess tax benefit related to exercise of stock options	9,033	67,844

Net cash used in financing activities	(784,701)	(1,572,950)

Increase in cash and cash equivalents	308,532	84,884
Cash and cash equivalents, beginning of period	164,237	79,353

Cash and cash equivalents, end of period	$472,769	$164,237